UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED: June 8, 2010
DATE OF REPORT: June 14, 2010

COMMISSION FILE NUMBER: 333-146405

GENERATION ZERO GROUP, INC.
 (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

NEVADA	1311	20-5465816
(STATE OR JURISDICTION OF INCORPORATION OR ORGANIZATION)	(PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)	(IRS EMPLOYER IDENTIFICATION NO.)

FIVE CONCOURSE PARKWAY
SUITE 2925
ATLANTA, GA 30328
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(770) 392 4898 ext 2742
(REGISTRANT'S TELEPHONE NUMBER)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On or around June 8, 2010, Generation Zero Group, Inc. (“we,” “us,” and the “Company”) entered into an agreement to acquire the Uniform Resource Locator (“URL”) www.beach.org (“Beach.org”), which includes full and unrestricted control over the URL.  The purchase price for Beach.org is $95,000, payable by us at any time prior to December 31, 2011.

Beginning on the date of the agreement, we have the right to have the Beach.org URL pointed to wherever we desire; however, the seller will retain ownership and control over the URL until the full purchase price is paid, and will have the right to terminate the agreement and take back full control of the URL if an event of default occurs under the agreement.  Additionally, we agreed to pay the seller a license fee of $50 per month (beginning on July 1, 2010) for the use of Beach.org (until such time as the entire purchase price is paid in full) and to pay all costs associated with the operations of Beach.org, and the seller agreed that we would retain 100% of the revenue (if any) generated by Beach.org prior to the consummation of the purchase.

The Company intends to operate Beach.org as a portal for current information about the BP oil spill in the Gulf of Mexico and the beach areas that are affected and plans to donate 5% of the gross revenues generated by Beach.org to not for profit causes dedicated to helping individuals or entities impacted by the BP oil spill.

Attached as Exhibit 99.1 is a press release being submitted in connection with this Form 8-K.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

EXHIBIT NO.	DESCRIPTION

99.1*	Press Release

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

GENERATION ZERO GROUP, INC.

Date: June 14, 2010	By: /s/ Matthew Krieg
Matthew Krieg
Chief Executive Officer